Exhibit 10.2

Annual Incentive Plans

Performance Goals and Target Awards for 2005

The registrant maintains two shareholder-approved plans under which executive officers have the opportunity to receive an annual cash award based on the achievement of performance goals over a one-year period.  The Annual Covered Employee Incentive Compensation Plan (Covered Employee Plan) governs awards to those executive officers who are considered “covered employees” as defined in Section 162(m)(3) of the Internal Revenue Code.  Annual incentive awards to all other executive officers are governed by and made under the Annual Executive Incentive Compensation Plan (Executive Plan).  The Compensation and Succession Committee of the Board of Directors establishes performance goals for each fiscal year and sets threshold, target and maximum award opportunities.  The Committee has the authority to adjust the amount of awards, but has no authority to increase the amount of an award otherwise payable under the Covered Employee Plan.  Payments are made after the Committee has certified in writing the degree of attainment of the performance goals.

On February 22, 2005, the Committee approved performance goals and target awards under the plans for 2005.  The same performance goals and target awards apply to both the Covered Employee Plan and Executive Plan.  For the chief executive officer and executive officers in corporate functions, there are two equally-weighted goals.  One is based on an adjusted operating income per diluted share measure as approved by the Committee at the beginning of the fiscal year.  The other goal is based on combined business unit results.

For Allstate Protection executive officers, their award opportunity is based on five performance goals, generally weighted as follows:  50% based on a matrix that measures the results of premium growth, policy growth and combined ratio; 15% based on a matrix measuring sales of Allstate Financial products by Allstate exclusive agencies; 10% based on expense ratio reduction; 15% based on a measure of customer loyalty that is a relative ranking compared to a peer group of companies; and 10% based on the corporate adjusted operating income per diluted share measure.

For the Allstate Financial executive officer, there are six performance goals, weighted as follows:  30% based on adjusted Allstate Financial operating income; 20% based on expense management; 15% based on new traditional life premiums; 15% based on annuity sales; 10% based on profitability of new sales; and 10% based on the corporate adjusted operating income per diluted share measure.

For the executive officer in the Investments business unit, there are four performance goals, weighted as follows:  45% based on property/casualty portfolio total return; 35% on Allstate Financial spread volume goal; 10% on Allstate Financial portfolio loss reduction; and 10% based on the corporate adjusted operating income per diluted share measure.

Threshold, target and maximum levels of performance are established for each performance goal.  If the maximum level of performance is achieved, the award would be three times the executive officer’s target award, with target awards ranging from 70% to 120% of annual salary for the fiscal year.

On July 26, 2005, the Committee approved the annual cash incentive award opportunity for Thomas J. Wilson for the portion of 2005 during which he is serving in his new position as President and Chief Operating Officer: 50% based on the two equally-weighted performance goals that apply to executive officers in corporate functions and 50% based on the five performance goals that apply to Allstate Protection executive officers, weighted as specified above.